Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS SECOND QUARTER FISCAL 2015 EARNINGS

Lacey, WA (January 26, 2015) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported second quarter earnings for the fiscal year ending June 30, 2015.  For the quarter ended December 31, 2014, the Company reported net income of $8.8 million or $3.55 per diluted share, which includes an $8.3 million tax benefit related to the reversal of the valuation allowance on deferred tax assets ("DTA"), compared to net loss of $248,000 or $0.10 per diluted share for the same period last year.  For the six months ended December 31, 2014, the Company reported a net income of $8.9 million or $3.59 per diluted share, compared to net loss of $260,000 or $0.11 per diluted share for the same period last year.

“I am very pleased with our results this quarter, during which we sold our two largest real estate owned properties for $5.0 million, significantly reducing our nonperforming assets to $3.6 million at December 31, 2014 as compared to $8.8 million at September 30, 2014. Our real estate owned balance at December 31, 2014 was $600,000 which consisted primarily of single family properties. Our net interest margin continues to be strong at 4.06% for the current quarter. Our cost of funds improved by our repayment at maturity of a $10 million Federal Home Loan Bank advance with a 3.50% interest rate. We expect our cost of funds to continue to improve as our longer term certificates of deposit continue to reprice. We continue to focus on expanding our lending opportunities in our markets. Our success during the past several quarters and our projected financial results for the future have enabled us to reverse the valuation allowance on our deferred tax assets, which contributed $8.3 million to net income and we also had $452,000 of operating income during the second quarter", stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal Second Quarter Highlights

•	Real estate owned ("REO") properties decreased $5.5 million or 89.1% to $600,000 at December 31, 2014 from $6.1 million at September 30, 2014 and from $5.0 million at December 31, 2013;
•	Total classified loans decreased $1.3 million or 19.7% to $5.3 million at December 31, 2014 from $6.6 million at June 30, 2014 and from $12.4 million at December 31, 2013;
•	No provision for loan losses was recorded for the quarters ended December 31, 2014, June 30, 2014 and December 31, 2013; and
•	Net interest margin ("NIM") increased 17 basis points to 4.06% for the quarter ended December 31, 2014 compared to 3.89% for the quarter ended December 31, 2013.

Credit Quality

Total delinquent loans (past due 30 days or more), nonaccrual loans and loans 90 days or more past due and still accruing interest decreased $1.9 million to $5.6 million at December 31, 2014, from $7.5 million at June 30, 2014.  The ratio of nonperforming loans, which includes nonaccrual loans and accruing loans which are 90 days or more past due, to total loans decreased to 1.0% at December 31, 2014 from 1.6% at June 30, 2014.  Our continuing steady improvement in our asset quality has supported our recording no provision for loan losses since March 31, 2013.  The allowance for loan losses of $4.0 million at December 31, 2014 represented 1.4% of loans receivable and 142.8% of nonperforming loans compared to an allowance of $4.6 million at June 30, 2014, representing 1.6% of loans receivable and 98.1% of nonperforming loans.

Anchor Bancorp
January 26, 2015

Nonperforming loans decreased to $2.8 million at December 31, 2014 from $4.7 million at June 30, 2014 and from $6.2 million at December 31, 2013.  Nonperforming loans consisted of the following at the dates indicated:

	December 31, 2014	September 30, 2014	June 30, 2014	December 31, 2013

	(In thousands)
Real estate:
One-to-four family	$2,124	$2,303	$2,101	$2,245
Multi-family	374	—	158	158
Commercial	—	—	2,070	3,145
Land	70	107	150	125
Total real estate	2,568	2,410	4,479	5,673
Consumer:
Home equity	75	76	—	477
Credit cards	5	18	—	—
Other	32	—	—	—
Total consumer	112	94	—	477
Business:
Commercial business	122	—	235	40
Total	$2,802	$2,504	$4,714	$6,190

We continue to restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of December 31, 2014, September 30, 2014, June 30, 2014, and December 31, 2013, there were 43, 44, 45, and 47 loans, respectively, with aggregate net principal balances of $10.8 million, $11.8 million,$11.3 million, and $13.5 million, respectively, that we have identified as “troubled debt restructures.”  At December 31, 2014, September 30, 2014, June 30, 2014, and December 31, 2013, there were $1.5 million, $1.5 million, $2.2 million, and $1.7 million, respectively, of “troubled debt restructures” included in the nonperforming loans above.

As of December 31, 2014, the Company had 10 REO properties with an aggregate book value of $600,000 compared to 20 properties with an aggregate book value of $5.1 million at June 30, 2014, and 17 properties with an aggregate book value of $5.0 million at December 31, 2013.  The decrease in the balance of properties during the quarter ended December 31, 2014 was primarily attributable to the sale of three commercial real estate properties. During the quarter ended December 31, 2014, the Company sold three commercial real estate properties for $5.6 million, three one-to-four family properties for $501,000, and one parcel for $30,000, resulting in an aggregate gain on sale of $114,000.  At December 31, 2014, the largest REO property was a one-to-four family home in Grays Harbor County, Washington with a book value of $209,000.

The following is a summary of our REO properties at December 31, 2014 listed by property type and county location:

	County
	Grays Harbor	Thurston	Pierce	All Other	Total	Number of properties	Percent of Total REO
		(Dollars in thousands)
REO:
One-to-four family	$409	$—	$—	$—	$409	3	68.2%
Land	45	63	11	72	191	7	31.8%
Total	$454	$63	$11	$72	$600	10	100.0%

Anchor Bancorp
January 26, 2015

Capital

As of December 31, 2014, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 16.3%, 19.5% and 20.8%, respectively.  As of December 31, 2013, these ratios were 13.2%, 17.3%, and 18.5%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 16.7%, 19.9%, and 21.2% as of December 31, 2014.  As of December 31, 2013, these ratios were 13.5%, 17.7% and 18.9%, respectively.

Balance Sheet Review

Total assets decreased by $11.7 million, or 3.0%, to $377.4 million at December 31, 2014 from $389.1 million at June 30, 2014. Securities available-for-sale and held-to-maturity decreased $6.1 million, or 15.7%, and $643,000, or 7.3%, respectively. The decreases in securities available-for-sale were primarily the result of contractual principal repayments and the sale of five securities totaling $2.4 million.  Cash and cash equivalents also decreased by $3.4 million, or 23.0% to $11.4 million at December 31, 2014, from $14.8 million at June 30, 2014.

Loans receivable, net, decreased $5.0 million or 1.8% to $276.5 million at December 31, 2014 from $281.5 million at June 30, 2014 as a result of principal reductions exceeding new loan production. Multi-family loans decreased $3.5 million or 7.4% to $44.0 million at December 31, 2014 from $47.5 million at June 30, 2014.  Construction and land loans increased $4.6 million, net, or 19.3% to $28.4 million at December 31, 2014 from $23.8 million at June 30, 2014.  Of that increase, $3.6 million was attributable to increases in loans for multi-family construction. Commercial real estate loans decreased $1.3 million or 1.2% to $106.5 million at December 31, 2014 from $107.8 million at June 30, 2014 and one-to-four family loans decreased $3.0 million or 4.8% to $60.0 million from $63.0 million at June 30, 2014.  Commercial business loans increased $477,000 or 2.8% to $17.2 million at December 31, 2014 from $16.7 million at June 30, 2014. Consumer loans decreased $2.8 million or 9.9% to $25.5 million at December 31, 2014 from $28.3 million at June 30, 2014 as consumers continue to reduce their debt. The demand for loans in our market area has been modest during the current economic recovery.

Anchor Bancorp
January 26, 2015

Loans receivable consisted of the following at the dates indicated:

	December 31, 2014	June 30, 2014	December 31, 2013
	(In thousands)
Real estate:
One-to-four family	$60,013	$63,009	$66,706
Multi-family	43,978	47,507	42,539
Commercial	106,482	107,828	108,372
Construction	24,250	19,690	9,901
Land loans	4,154	4,126	4,417
Total real estate	238,877	242,160	231,935

Consumer:
Home equity	18,971	20,894	23,323
Credit cards	3,326	3,548	3,970
Automobile	894	1,073	1,375
Other consumer	2,356	2,838	3,035
Total consumer	25,547	28,353	31,703

Business:
Commercial business	17,214	16,737	15,494

Total Loans	281,638	287,250	279,132

Less:
Deferred loan fees	1,108	1,100	1,066
Allowance for loan losses	4,000	4,624	4,273
Loans receivable, net	$276,530	$281,526	$273,793

Anchor Bancorp
January 26, 2015

Total liabilities decreased $20.7 million between June 30, 2014 and December 31, 2014, primarily as the result of a $12.3 million or 3.9% decline in deposits and, in particular, an $8.9 million, or 6.4% decline in certificates of deposit. The decrease in certificates of deposit was partially offset by an increase of $1.6 million, or 4.0%, in our savings deposits.  Federal Home Loan Bank advances decreased $7.5 million or 42.6% to $10.0 million.

Deposits consisted of the following at the dates indicated:

	December 31, 2014		June 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$41,055	13.7%	$41,149	13.2%	$37,692	11.9%
Interest-bearing demand deposits	21,846	7.3%	22,771	7.3%	20,712	6.6%
Money market accounts	65,637	22.0%	69,610	22.4%	76,321	24.2%
Savings deposits	41,279	13.8%	39,693	12.8%	38,717	12.3%
Certificates of deposit	128,955	43.2%	137,811	44.3%	142,356	45.0%
Total deposits	$298,772	100.0%	$311,034	100.0%	$315,798	100.0%

Total stockholders' equity increased $9.0 million from $53.7 million at June 30, 2014 to $62.7 million. The increase was primarily the result of income of $8.9 million of which $8.3 million was from the reversal of our DTA valuation allowance and $565,000 from operating income during the six months ended December 31, 2014.

Operating Results

Net interest income. Net interest income before the provision for loan losses remained virtually unchanged at $3.5 million for both the quarters ended December 31, 2014 and 2013. For the six months ended December 31, 2014, net interest income before the provision for loan losses decreased $177,000, or 2.5%, to $6.9 million from $7.1 million for the same period in 2013 as a result of declines in our loan and securities portfolios.

The Company's NIM increased 17 basis points to 4.06% for the quarter ended December 31, 2014 from 3.89% for the comparable period in 2013 as the average yield on interest-earning assets increased 12 basis points to 5.03% for the quarter ended December 31, 2014 compared to 4.91% for the same period in 2013. The improvement in our NIM compared to the same quarter last year reflects a significant reduction in nonperforming assets and reductions in the cost of both deposits and Federal Home Loan Bank ("FHLB") advances.  The average cost of interest-bearing liabilities decreased two basis points to 1.19% for the quarter ended December 31, 2014 compared to 1.21% for the same period in the prior year.  The average yield on interest-earning assets increased 21 basis points to 4.98% for the six months ended December 31, 2014 compared to 4.77% for the same period in the prior year.  The increase in the average yield on interest earning assets was the result of the sale of lower rate mortgage-backed securities during the six months ended December 31, 2014.  The average cost of interest-bearing liabilities decreased two basis points to 1.20% for the six months ended December 31, 2014 compared to 1.22% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio at December 31, 2014, management determined that no provision for loan losses was required for the quarter ended December 31, 2014 and there was no provision for the same period of the prior year, reflecting the decline in the amount of our nonperforming and classified loans over the last year.  Recoveries were greater than charge-offs this quarter which resulted in a net recovery of $6,000.  There was no provision for loan losses for the six months ended December 31, 2014 and 2013.

Noninterest income. Noninterest income remained virtually unchanged at $1.0 million for both the quarters ended December 31, 2014 and 2013.  There were minor changes in various categories of noninterest income with the primary difference being an increase in other income of $71,000 which was due to an $85,000 increase in prepayment charges on mortgage loans for the quarter ended December 31, 2014 to $110,000 as compared to $25,000 for the same quarter in 2013.  This increase was offset by a decrease in deposit fees of $46,000 to $347,000 for the quarter ended December 31, 2014 compared to $393,000 for the

Anchor Bancorp
January 26, 2015

same quarter in 2013.  Noninterest income was also virtually unchanged at $2.0 million during both six month periods ended December 31, 2014 and 2013.

Noninterest expense. Noninterest expense decreased $723,000, or 15.2%, to $4.0 million for the three months ended December 31, 2014 from $4.8 million for the three months ended December 31, 2013.  The decrease in noninterest expense was primarily due to REO impairment expense decreasing $370,000 or 79.9% to $93,000 from $463,000 during the quarter ended December 31, 2013 reflecting the stabilization in the real estate market.  REO holding costs declined $88,000 of 59.0% reflecting the decline in the number of our REO properties and we also increased the gain realized on sale of REO by $79,000 as compared to the same period last year.  Also contributing to the decrease was a decline in general and administrative expenses which decreased $130,000 to $701,000 for the quarter ended December 31, 2014 compared to $831,000 for the same quarter in 2013 which was primarily a result of decreasing legal expense attributable to litigation involving nonperforming loans.  Noninterest expense decreased $999,000 or 10.7% to $8.3 million during the six months ended December 31, 2014 compared to $9.3 million for the same period in 2013.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including two Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
January 26, 2015

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands)	December 31, 2014	June 30, 2014

ASSETS	(unaudited)
Cash and cash equivalents	$11,362	$14,758
Securities available-for-sale, at fair value	32,807	38,917
Securities held-to-maturity, at amortized cost	8,122	8,765
Loans receivable, net of allowance for loan losses of $4,000 and $4,624	276,530	281,526
Bank owned life insurance investment, net of surrender charges	19,700	19,428
Accrued interest receivable	1,064	1,236
Real estate owned, net	600	5,067
Federal Home Loan Bank (FHLB) stock, at cost	5,923	6,046
Property, premises and equipment, net	11,308	11,313
Deferred tax asset, net	8,888	555
Prepaid expenses and other assets	1,150	1,517
Total assets	$377,454	$389,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$41,055	$41,149
Interest-bearing	257,717	269,885
Total deposits	298,772	311,034

FHLB advances	10,050	17,500
Advance payments by borrowers for taxes and insurance	1,028	891
Supplemental Executive Retirement Plan liability	1,709	1,715
Accounts payable and other liabilities	3,193	4,313
Total liabilities	314,752	335,453

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 issued and 2,477,422 outstanding at December 31, 2014 and 2,550,000 shares issued and 2,473,981 outstanding at June 30, 2014, respectively	25	25
Additional paid-in capital	23,356	23,293
Retained earnings, substantially restricted	40,812	31,914
Unearned Employee Stock Ownership Plan (ESOP) shares	(762)	(797)
Accumulated other comprehensive loss, net of tax	(729)	(760)
Total stockholders’ equity	62,702	53,675
Total liabilities and stockholders’ equity	$377,454	$389,128

Anchor Bancorp
January 26, 2015

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except per share data) (unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Interest income:
Loans receivable, including fees	$4,052	$4,123	$8,105	$8,444
Securities	15	23	30	79
Mortgage-backed securities	206	228	426	488
Total interest income	4,273	4,374	8,561	9,011
Interest expense:
Deposits	689	750	1,388	1,523
FHLB advances	131	160	292	430
Total interest expense	820	910	1,680	1,953
Net interest income before provision for loan losses	3,453	3,464	6,881	7,058
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	3,453	3,464	6,881	7,058
Noninterest income
Deposit service fees	347	393	731	770
Other deposit fees	175	199	364	399
Gain on sale of investments	—	—	47	—
Loans fees	144	147	288	297
(Loss) gain on sale of loans	(5)	3	(11)	(14)
Bank owned life insurance investment	133	135	272	278
Other income	231	160	317	275
Total noninterest income	1,025	1,037	2,008	2,005
Noninterest expense
Compensation and benefits	1,945	2,009	3,968	4,015
General and administrative expenses	701	831	1,369	1,628
Real estate owned impairment	93	463	130	823
Real estate owned holding costs	62	150	216	227
Federal Deposit Insurance Corporation (FDIC) insurance premiums	125	142	246	285
Information technology	439	440	868	868
Occupancy and equipment	463	454	945	919
Deposit services	158	166	383	302
Marketing	154	131	309	293
Gain on sale of property, premises and equipment	—	(2)	(2)	(8)
Gain on sale of real estate owned	(114)	(35)	(108)	(29)
Total noninterest expense	4,026	4,749	8,324	9,323
Income (loss) before provision for income taxes	452	(248)	565	(260)
Provision (benefit) for income taxes	(8,333)	—	(8,333)	—
Net income (loss)	$8,785	$(248)	$8,898	$(260)
Basic earnings (loss) per share	$3.55	$(0.10)	$3.59	$(0.11)
Diluted earnings (loss) per share	$3.55	$(0.10)	$3.59	$(0.11)

Anchor Bancorp
January 26, 2015

	As of or For the Quarter Ended (unaudited)
	December 31, 2014	September 30, 2014	June 30, 2014	December 31, 2013
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	2.67%	0.12%	0.30%	(0.25)%
Return (loss) on average equity (1)	19.35	0.86	2.31	(1.94)
Average equity-to-average assets (2)	13.82	13.56	13.17	12.91
Interest rate spread(3)	3.84	3.72	3.72	3.70
Net interest margin (4)	4.06	3.94	3.93	3.89
Efficiency ratio (5)	89.9	97.4	93.3	105.5
Average interest-earning assets to average interest-bearing liabilities	123.1	122.6	121.0	118.8
Other operating expenses as a percent of average total assets	4.2	4.4	4.3	4.8

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	16.3	13.8	13.6	13.2
Tier 1 risk-based	19.5	17.0	16.8	17.3
Total risk-based	20.8	18.3	18.0	18.5

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	1.0	0.9	1.6	2.2
Allowance for loan losses as a percent of total loans	1.4	1.4	1.6	1.5
Allowance as a percent of total nonperforming loans	142.8	159.5	98.1	69.0
Nonperforming assets as a percent of total assets	0.9	2.3	2.5	2.9
Net charge-offs (recoveries) to average outstanding loans	0.00	0.22	(0.15)	0.24
Classified loans	$5,326	$4,503	$6,608	$12,361
_____________________

(1)	The $8.3 million tax benefit was not annualized in the calculation of these ratios.
(2)	Average equity divided by average total assets.
(3)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(4)	Net interest income as a percentage of average interest-earning assets.
(5)	Noninterest expense divided by the sum of net interest income and noninterest income.